Exhibit 99.1

Contact: Barrier Therapeutics, Inc. Anne M. VanLent EVP & CFO (609) 945-1202

Lazar Partners Ltd.
Gregory Gin, Investor Relations
(212) 867-1762
Barrier Therapeutics Announces Second Quarter 2007
Financial Results and 2007 Revenue Guidance
Q2 2007 Total Revenues Up 51% Over Q1 2007;
Full Year 2007 Total Revenues Expected to be in the Range of $20 Million to $25 Million

Princeton, N.J., August 7, 2007 – Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company that develops and markets dermatology products, today announced its financial results for the second quarter ended June 30, 2007. Total revenues increased to $4.1 million for the second quarter of 2007 from $1.1 million in the second quarter of 2006, and represent 51% sequential growth over the first quarter of 2007. Revenue growth is due primarily to increased sales of Vusion® Ointment and Xolegel™ Gel. Net product revenues increased to $3.9 million from $1.1 million in the second quarter of 2006, and represent a 47% increase over the $2.6 million reported in the first quarter of 2007.

“We are pleased with the strong sequential growth in our product sales, which reflects the early impact of the initiatives that we implemented in the second quarter,” said Geert Cauwenbergh, Ph.D., Chief Executive Officer of Barrier Therapeutics. “These initiatives, including (1) the introduction of a larger tube of Vusion, (2) our co-promotion with Novartis Consumer Health, (3) our Vusion direct-to-consumer advertising campaign, and (4) our price increase on both Vusion and Xolegel continue to positively impact our brands in the current quarter. We expect strong prescription growth for both Vusion and Xolegel to drive continued revenue growth in the coming quarters. As a result, we anticipate that full year 2007 total revenues will be in the range of $20 million to $25 million.”

The Company reported a net loss for the second quarter of 2007 of $15.7 million, or $0.54 per share, compared to a net loss of $13.9 million, or $0.58 per share, for the second quarter of 2006. Included in the net loss for the second quarter of 2007 was $1.6 million, or $0.05 per share, of stock based compensation expense. Included in the net loss for the second quarter of 2006 was $1.1 million, or $0.05 per share, of stock based compensation expense.

Cash, cash equivalents and marketable securities at June 30, 2007 were $37.1 million. Net cash usage in the second quarter of 2007 was $8.8 million. In June 2007, the Company entered into a $12 million senior secured credit facility agreement with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., to finance ongoing working capital requirements of its commercial operations. At June 30, 2007, outstanding borrowings under the facility were approximately $4.6 million.

“We continue to advance our product pipeline in addition to focusing on our primary objective of developing the U.S. market,” said Dr. Cauwenbergh. “We recently announced positive results from our Phase 2b dose-ranging trial with Rambazole™ in psoriasis, adding to the positive news earlier this year on two other key pipeline candidates, Hivenyl™ and pramiconazole. Looking forward, we have begun commercial planning for Hyphanox™, where patient enrollment for our pivotal Phase 3 onychomycosis trial is expected to be completed later this year.”
Second Quarter 2007 Financial Results

For the quarter ended June 30, 2007, Barrier reported total net revenues of $4.1 million, an increase of $3.0 million over the same period in 2006. Net product revenues in the second quarter of 2007 were $3.9 million, an increase of $2.8 million from the same period in 2006. This increase in total product revenues was primarily due to the U.S. sales of Vusion and Xolegel, which were launched in the second and fourth quarters of 2006, respectively. Net product revenues are detailed in the table below:

	Three months ended June 30, 2007	Three months ended June 30, 2006
Net Product Revenues
Vusion	$2,855	$589
Xolegel	733	0
Other product revenues	311	488

Total Net Product Revenues	$3,899	$1,077

Gross margin related to U.S. product revenues was 91% for the second quarter of 2007 as compared to 79% for the second quarter of 2006. This increase in gross margin is the result of both higher net prices and lower per unit fixed expenses.

Research and development expenses for the second quarter of 2007 totaled $7.6 million, an increase from $5.2 million compared to the same period in 2006, primarily due to an increase of $2.1 million in project spending. Costs for the Hyphanox Phase 3 study in onychomycosis, a Phase 1 pharmacokinetic study on pramiconazole, and preclinical and clinical studies for Rambazole accounted for the majority of the increase. Research and development expenses for the second quarter of 2007 and 2006 include stock based compensation expense of $0.4 million and $0.3 million, respectively.

Selling, general and administrative expenses totaled $12.1 million for the second quarter of 2007, compared with $10.0 million in the same period in 2006. Selling expenses were $3.9 million, an increase of $0.8 million from the second quarter of 2006 due to selling costs related to the Novartis co-promotion agreement. Brand marketing and other commercial expenses were $5.4 million in the second quarter of 2007, up $1.1 million from 2006, reflecting increased spending in support of both Vusion and Xolegel. Corporate expenses totaled $2.8 million, up $0.1 million from the same period in 2006. Selling, general and administrative expenses for the second quarter of 2007 and 2006 include stock based compensation expense of $1.2 million and $0.8 million, respectively.

Net interest income for the second quarter of 2007 totaled $0.5 million, a decrease of $0.2 million from the same period in 2006, as higher average interest rates were more than offset by lower average balances for cash and marketable securities.

Canadian Operations

During the second quarter of 2007, the Company decided to cease commercial operations in Canada as a result of continued pricing pressure on prescription products in Canada. The Company plans to supply customers with product from existing inventories for the next several months, after which time results from Canadian operations will be reclassified as Discontinued Operations.

For the second quarter of 2007, loss from Canadian operations was $0.9 million (or $0.03 per share), compared with $0.9 million (or $0.04 per share) reported for the second quarter of 2006. The 2007 second quarter loss from Canadian operations includes approximately $0.2 million allowance for inventory obsolescence and $0.1 million of one time expense related to personnel terminations.

Conference Call & Webcast Information

Barrier’s senior management will host a conference call on August 7, 2007 at 5:00 p.m. EDT to provide a company update and discuss the financial results for the quarter. Interested investors can listen to the call live over the Internet on the investor relations section of the company’s web site located at http://www.barriertherapeutics.com or by dialing 800-510-0219 (U.S.) or 617-614-3451 (International). Conference ID code: 42295364. An audio replay of the call will be available for seven days by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Replay Passcode: 54941476.

About Barrier Therapeutics

Barrier Therapeutics, Inc. is a pharmaceutical company focused on the development and commercialization of products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel™ (ketoconazole, USP) Gel, 2%, for seborrheic dermatitis; Vusion® (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment, for diaper dermatitis complicated by documented candidiasis; and Solagé® (mequinol 2.0%, tretinoin 0.01%) Topical Solution, for solar lentigines. Barrier Therapeutics has other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including onychomycosis, psoriasis, acne, skin allergies, and acute fungal infections. The company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. More information about Barrier Therapeutics can be found on its corporate website at: www.barriertherapeutics.com.

Xolegel, Vusion and Solagé are trademarks of Barrier Therapeutics, Inc.
Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the expected increases in prescriptions and revenue, the expected range of total revenues for 2007, and the anticipated progress on the clinical pipeline, including statements regarding the anticipated timing for completion of enrollment for the company’s Phase 3 trial for Hyphanox. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the marketplace acceptance of Barrier’s products, Barrier’s ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of clinical trials, and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

In addition, please note that success in clinical trials does not mean that subsequent trials will confirm earlier findings. No assessment of the efficacy or safety of any product candidate can be considered definitive until all clinical trials needed to support a submission for marketing approval are complete.

(Financial Tables to Follow)

Barrier Therapeutics, Inc.

Consolidated Statements of Operations

(All amounts in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues:
Net product revenues	$3,899	$1,077	$6,547	$1,420
Other revenues	223	4	297	133

Total revenues	4,122	1,081	6,844	1,553
Costs and expenses:
Cost of product revenues	646	483	1,104	698
Research and development	7,608	5,246	15,461	10,175
Selling, general and administrative	12,099	9,990	22,545	17,525

Total operating expenses	20,353	15,719	39,110	28,398

Loss from operations	(16,231)	(14,638)	(32,266)	(26,845)
Interest income, net	494	725	1,164	1,501

Net loss before cumulative effect of change in accounting principle	(15,737)	(13,913)	(31,102)	(25,344)
Cumulative effect of change in accounting principle	—	—	—	57

Net Loss	$(15,737)	$(13,913)	$(31,102)	$(25,287)

Basic and diluted net loss per share before and after change in accounting principle	$(0.54)	$(0.58)	$(1.07)	$(1.05)
Weighted average shares outstanding — basic and diluted	29,194,736	24,133,278	29,153,138	24,107,774

Barrier Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash, cash equivalents and marketable securities	$37,101	$58,884
Receivables, net	5,122	1,839
Finished goods inventories, net	492	1,179
Prepaid expenses and other current assets	2,492	1,842

Total current assets	45,207	63,744
Property and equipment, net	773	873
Other assets	2,436	2,564

Total assets	$48,416	$67,181

Liabilities and stockholders' equity
Current liabilities:
Notes payable: current portion	$4,914	$345
Accounts payable and accrued expenses	17,835	12,904
Deferred revenue	232	430
Other current liabilities	2	9

Total current liabilities	22,983	13,688
Notes payable: long-term portion	183	280
Stockholders' equity	25,250	53,213

Total liabilities and stockholders' equity	$48,416	$67,181